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Exhibit 21.1

Subsidiaries of FTD Group, Inc.
(a Delaware corporation)

Percentage Ownership
Direct Subsidiaries of FTD Group, Inc.
FTD, Inc., a Delaware corporation	100%
Direct Subsidiaries of FTD, Inc.
Florists' Transworld Delivery, Inc., a Michigan corporation	100%
Value Network Service, Inc., a Delaware corporation	100%
FTD International Corporation, a Delaware corporation	100%
Subsidiaries of Florists' Transworld Delivery, Inc.
Florists' Transworld Delivery Association of Canada, Ltd., a Canadian corporation	100%
FTD.COM INC., a Delaware corporation	100%
FTD Holdings, Incorporated, a Delaware corporation	100%
Interflora Inc., a Michigan corporation	33.3%
Subsidiaries of FTD International Corporation
Florists' Transworld Delivery de Mexico, S. de R.L. de C.V., a Mexican limited liability company	100%
Subsidiaries of FTD Holdings, Incorporated
Renaissance Greeting Cards, Inc., a Maine corporation	100%
Subsidiaries of FTD.COM INC.
Flowers USA, Inc. (formerly A.F.E. Inc.), a Connecticut corporation	100%

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  Exhibit 21.1